UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2008 (February 26, 2008)
TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31679 (Commission File No.)	84-1482290 (IRS Employer Identification No.)
410 17th Street, Suite 1850
Denver, CO 80202
(Address of principal executive offices, including zip code)
(303) 565-4600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 REGISTRANT’S BUSINESS AND OPERATIONS.

Item 1.01	Entry Into a Material Definitive Agreement.
     On February 26, 2008, Teton Energy Corporation (“Teton” or the “Company”) signed a non-binding letter of intent (the “LOI”) to acquire reserves, production and certain oil and gas properties in the Central Kansas Uplift of Kansas from a group of approximately 14 working interest owners (“Sellers”) for approximately $53,400,000 before adjustments. Closing is expected to occur on or before April 25, 2008 with an effective date of March 1, 2008.
     The Company expects to pay approximately $40,100,000 of the purchase price in cash, and the remaining $13,300,000 in shares of Teton’s common stock. The number of shares of common stock to be issued will be based on the average price of Teton’s common stock for the period from February 26, 2008 through the second day preceding the closing date. Teton also will issue to the Sellers warrants to purchase an additional 625,000 shares of Teton common stock, for a period of two years, at an exercise price of $6.00 per share.
     Teton placed $1,000,000 as a good faith deposit in escrow upon execution of the LOI, which will be applied towards the cash component of the purchase price, or will be refunded, with interest, in the event that a mutually acceptable purchase and sale agreement is not executed by the parties within 60 days of the date of the LOI.
     Prior to entering into the LOI, there was no material relationship between the Company or its affiliates and the Sellers, other than in respect of this transaction or the LOI.
     The Company announced the signing of the letter of intent by press release on February 26, 2008, a copy of which is attached hereto as Exhibit 99.1.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Teton Energy Corporation dated February 26, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: February 26, 2008	TETON ENERGY CORPORATION
	By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Teton Energy Corporation dated February 26, 2008.